Exhibit 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements of NxStage Medical, Inc. on Forms S-8 (File Nos. 333-141804 and 333-130241) and Form S-3 (File No. 333-141808), of our report dated July 13, 2007 on the financial statements of the Medisystems Group Companies which is incorporated by reference in this Current Report on Form 8-K/A.
/s/ GRANT THORNTON LLP
Seattle, Washington
December 14, 2007